EXHIBIT 15.3

CONSENT OF VALUATION FIRM

[Letterhead of Savills Valuation and Professional Services Limited]

The Board of Directors

China Metro-Rural Holdings Limited

Suite 2204, 22/F

Sun Life Tower

The Gateway

15 Canton Road

Tsimshatsui

Kowloon

Hong Kong

18 July 2013

Our Ref.: HK/2013/VPS/10103(CL)/AL/NC/fc

Dear Sirs,

RE: CHINA METRO-RURAL HOLDINGS LIMITED (THE “COMPANY”)

We hereby consent to the use of the information contained in our valuation reports, dated as of 6 July 2012, 29 November 2012 and 19 June 2013, relating to valuations of the convertible bonds and certain investment properties, of the Company.

Yours faithfully,

For and on behalf of

Savills Valuation and Professional Services Limited

/s/ Anthony C.K. Lau
Anthony C.K. Lau
MRICS MHKIS RPS(GP)

Director